CHEVIOT FINANCIAL CORP. ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM AND APPROVAL OF NEW STOCK REPURCHASE PROGRAM


CHEVIOT, OHIO January 16, 2008 - Cheviot Financial Corp. (NASDAQ: CHEV) announced that it has completed its second stock repurchase program. Under the program, the Company repurchased 471,140 shares of its outstanding common stock at an average price of $13.12 per share.

Under the first and second stock repurchase programs, Cheviot Financial Corp. has repurchased 967,077 shares at an average price of $12.49.

The Company's Board of Directors also announced that it has authorized a new stock repurchase program under which the Company may repurchase 5% of the Company's outstanding common stock or 447,584 shares.

Cheviot Financial Corp. is the holding company of Cheviot Savings Bank, which operates through its six full-service banking offices in Hamilton County, Ohio.



Contact -    Cheviot Savings Bank
             Thomas J. Linneman, President
             513-661-0457